DATED: April 1, 2024

THIRD AMENDED SCHEDULE A

TO THE AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

BETWEEN ADVISERS INVESTMENT TRUST

AND

INDEPENDENT FRANCHISE PARTNERS, LLP

Name of Fund	Compensation
Independent Franchise Partners US Equity Fund	Annual rate, based on the average daily net asset value of the Fund, as described below in the section titled “Management Fees”.

Management Fees

In consideration of its investment management services, the Investment Adviser will be paid a monthly fee which will be calculated as set out below (the “Management Fee”).

1.

The Management Fee will be calculated and paid by the financial administrator after each month-end period. The Management Fee will be based on the average daily net assets of the Fund, as determined by the Fund Accountant during the month. The Fee shall be pro-rated on a daily basis when the Fund is under the management of the Investment Adviser for a portion of any month.

2.	Effective April 1, 2024, the Management Fee will be calculated at a rate of 58bps per annum.

Advisers Investment Trust

By:	/s/ Barbara J. Nelligan
Name:	Barbara J. Nelligan
Title:	President

Independent Franchise Partners, LLP

By:	/s/ Karim Ladha
Name:	Karim Ladha
Title:	Partner

2nd Signatory
Independent Franchise Partners, LLP

By:	/s/ Richard Crosthwaite
Name:	Richard Crosthwaite
Title:	Partner